                                                        [LOGO] LINCOLN
                                                               FINANCIAL GROUP
                                                               LINCOLN LIFE


Lawrence A. Samplatsky, Esquire
Counsel
The Lincoln National Life Insurance Company
350 Church Street
Hartford, CT 06103
Telephone: 860 466 2374
Facsimile:  860 466 1778




                                                              April 1, 2004

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:      Lincoln Life Flexible Premium Variable Life Account M
         Request for Withdrawal of Post-Effective Amendment No. 8
         Form N-6, Rule 485(b)
         File No.: 333-84370; 811-08557; CIK No. 0001048607

Ladies and Gentlemen:

Pursuant to Rule 477(a) of The Securities Act of 1933 (the "Act"), we respectfully request that Post-Effective Amendment No. 8 filed on April 1, 2004, under Rule 485(b) of the Act be withdrawn. An error was made at the time of the electronic filing under EDGAR in that, through clerical error, the conformed signature on our auditor's consent letter was inadvertently omitted.

If you need to discuss this withdrawal request, please contact me at (860) 466-2374. Thank you, in advance for your attention to this request.

                                                  Sincerely yours,

                                                  /s/ Lawrence A. Samplatsky

                                                  Lawrence A. Samplatsky